Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-81697, 2-94816, 033-54791, 333-03601, 333-22373, 333-58197, 333-33790, 333-47290, and 333-126577 on Form S-8; and in Registration Statement Nos. 033-53655, 333-63243, 333-64652, and 333-155657, and 333-163609 on Form S-3 of our reports dated February 26, 2010, relating to the consolidated financial statements of Avista Corporation and subsidiaries, and the effectiveness of Avista Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Seattle, Washington
February 26, 2010